[DELOITTE & TOUCHE LLP LETTERHEAD]


July 19, 1996
Securities and Exchange Commission
Mail Stop 9-5
450 5th Street N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of Form 8-K/A of InterFilm, Inc. dated June 25th, 1996, and have the following comments:

1. With respect to paragraph one we agree with the comments made.

2. With respect to paragraph two we agree with the last sentence. We have no basis to agree or disagree with the rest of the paragraph.

3. With respect to paragraph three we have no basis to agree or disagree with the comments in the first sentence. We agree with the comments in the second sentence.

Your truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP